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As filed with the Securities and Exchange Commission on December 2, 2011

Registration No. 333-174765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	61-1630631 (I.R.S. Employer Identification No.)

410 17th Street, Suite 1500
Denver, Colorado 80202
(720) 440-6100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael R. Starzer
President and Chief Executive Officer
Bonanza Creek Energy, Inc.
410 17th Street, Suite 1500
Denver, Colorado 80202
(720) 440-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dallas Parker William S. Moss III Mayer Brown LLP 700 Louisiana Street, Suite 3400 Houston, Texas 77002 (713) 238-3000	J. Michael Chambers Keith Benson Latham & Watkins LLP 717 Texas Avenue, 16th Floor Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and NYSE listing fee), the amounts set forth below are estimates. The selling stockholders do not bear any portion of such expenses.

SEC Registration Fee		$23,220
FINRA Filing Fee		20,500
New York Stock Exchange listing fee		*
Accountants' fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$

*
To be provided by amendment

ITEM 14.    Indemnification of Directors and Officers

        The effectiveness of our second amended and restated certificate of incorporation and bylaws is contingent upon this offering and will occur immediately after the conversion of our Class B Common Stock and immediately prior to the consummation of this offering. Our second amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation will be limited to the fullest extent permitted by the amended DGCL.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our second amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Additionally, our second amended and restated bylaws will provide that the corporation will indemnify and advance expenses to any officer or director to the fullest extent authorized by the DGCL and that persons who are not directors or officers may be similarly indemnified for service to the company to the extent authorized by our board of directors. Further, we expect to be allowed to maintain insurance on behalf of our officers and directors against expense, liability or loss incurred by them in their capacities as officers and directors.

        We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. After completion of this offering, we will evaluate our existing director and officer liability insurance coverage and make such adjustments we deem appropriate.

        We have entered into written indemnity agreements with our directors and executive officers. Under these agreements, if a director or officer makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors will review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnity agreement) us to indemnify the officer or director.

ITEM 15.    Recent Sales of Unregistered Securities

        In connection with our formation on December 23, 2010, we issued shares of our Class A Common Stock in the quantities and for the consideration set forth below:

  •
  BCEC contributed all of its ownership interest in its wholly owned subsidiary BCEOC to us in exchange for 6,272,851 shares of our Class A Common Stock. Upon the dissolution of BCEC, the shares of our Class A Common Stock held by BCEC were distributed to or for the benefit of its members.

  •
  In exchange for $265 million in cash, we sold shares of our Class A common stock to Black Bear, an entity advised by West Face Capital, and to certain clients of AIMCo.

  •
  The members of HEC contributed all of their outstanding membership interests in HEC to us in exchange for approximately $59 million in cash (including approximately $7.2 million in assumed debt repaid at closing) and 1,683,536 shares of our Class A Common Stock with a value equal to approximately $21 million, for a total purchase price of approximately $80 million, subject to certain adjustments.

        Also on December 23, 2010, we issued 7,500 shares of our Class B Common Stock in the form of shares of restricted stock to employees pursuant to our management incentive plan. Upon his resignation, effective May 20, 2011, Mr. Black received 36,862 shares of our Class A Common Stock. Mr. Casperson received 600 shares of our Class B Common Stock in connection with his employment with the company. Mr. Wilson received 9,216 shares of our Class A Common Stock as severance on October 19, 2011. On June 30, 2011, Mr. Enger received 600 shares of our Class B Common Stock in connection with his employment with the company, which were forfeited upon his resignation effective November 2, 2011.

        The issuance of our Class A Common Stock and our Class B Common Stock did not involve any underwriters or a public offering, and we believe that such issuance was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, due to the limited number of persons involved and their relationship with us.

ITEM 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        A list of exhibits filed as part of this registration statement is set forth in the Exhibit Index, which incorporated herein by reference.

ITEM 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 2, 2011.

BONANZA CREEK ENERGY, INC. (Registrant)
By:	/s/ MICHAEL R. STARZER Michael R. Starzer, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this the 2nd day of December, 2011.

Date: December 2, 2011	By:	/s/ MICHAEL R. STARZER Michael R. Starzer, Director, President and Chief Executive Officer (Principal Executive Officer)
Date: December 2, 2011	By:	*
Gary A Grove, Director, Executive Vice President—Engineering and Planning and Interim Chief Operating Officer
Date: December 2, 2011	By:	*
James R. Casperson, Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Date: December 2, 2011	By:	*
Wade E. Jaques, Controller (Principal Accounting Officer)

Date: December 2, 2011	By:	*
Richard J. Carty, Chairman of the Board
Date: December 2, 2011	By:	*
Todd A. Overbergen, Director
Date: December 2, 2011	By:	*
Marvin Chronister, Director
Date: December 2, 2011	By:	*
Kevin A. Neveu, Director
Date: December 2, 2011	By:	*
Gregory P. Raih, Director
	*By:	/s/ MICHAEL R. STARZER
Michael R. Starzer, Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1†	Form of Second Amended and Restated Certificate of Incorporation of the Registrant
3.2†	Form of Second Amended and Restated Bylaws of the Registrant
5.1†	Form of Opinion of Mayer Brown LLP as to legality of the securities being registered
10.1†	Credit Agreement, dated as of March 29, 2011, among the Registrant, BNP Paribas, as Administrative Agent, and the lenders party thereto
10.2†	Amendment No. 1, dated as of April 29, 2011, to the Credit Agreement, among the Registrant, BNP Paribas, as Administrative Agent, and the lenders party thereto
10.3†
Registration Rights Agreement, among the Registrant, Project Black Bear LP, Her Majesty the Queen in Right of Alberta, in her own capacity and as a trustee/nominee for certain designated entities and certain other stockholders of the Registrant
10.4†	Form of Indemnity Agreement between the Registrant and each of the directors and executive officers
10.5†	Form of Director Restricted Stock Award Agreement
10.6†	Amended and Restated Employment Agreement between Michael R. Starzer and the Registrant
10.7†	Amended and Restated Employment Agreement between Gary A. Grove and the Registrant
10.8†	Amended and Restated Employment Agreement between Patrick A. Graham and the Registrant
10.9†	Employment Agreement between James R. Casperson and the Registrant
10.10†	Long-Term Incentive Plan
10.11†	Stock Purchase Agreement, dated as of December 23, 2010, among the Registrant, Bonanza Creek Energy Operating Company, LLC, Project Black Bear LP and Her Majesty Queen in Right of Alberta
10.12†
Contribution Agreement, dated as of December 23, 2010, among the Registrant, Bonanza Creek Energy Company, LLC, Bonanza Creek Energy Operating Company, LLC, Bonanza Creek Energy Resources, LLC and members of Holmes Eastern Company, LLC
10.13†	Contribution Agreement, dated as of December 23, 2010, between the Registrant and Bonanza Creek Energy Company, LLC
10.14†	Amendment No. 2 & Agreement, dated as of September 15, 2011, to the Credit Agreement, among the Registrant, BNP Paribas, as Administrative Agent, and the lenders party thereto
10.15†	Form of Restricted Stock Award under the Long-Term Incentive Plan
21.1†	List of subsidiaries
23.1†	Consent of Mayer Brown LLP (included in Exhibit 5.1)
23.2†	Consent of Hein & Associates LLP
23.3†	Consent of Independent Petroleum Engineers, Cawley, Gillespie & Associates, Inc.
23.4†	Consent of Independent Petroleum Engineers, MHA Petroleum Consultants LLC

Exhibit Number	Description
24.1	Powers of Attorney (included on signature page of this amendment to the registration statement)
99.1†	Report of Independent Petroleum Engineers, Cawley, Gillespie & Associates, Inc. for reserves as of January 1, 2011
99.2†	Report of Independent Petroleum Engineers, Cawley, Gillespie & Associates, Inc. for reserves as of January 1, 2010
99.3†	Report of Independent Petroleum Engineers, MHA Petroleum Consultants LLC
99.4†	Consent of Gregory P. Raih

*
To be filed by amendment

†
Previously filed with this registration statement

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Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution
  ITEM 14. Indemnification of Directors and Officers
  ITEM 15. Recent Sales of Unregistered Securities
  ITEM 16. Exhibits and Financial Statement Schedules
  ITEM 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS